THE PENN CENTRAL CORPORATION
       TRANSITION/RETENTION AND SEVERANCE ARRANGEMENTS FOR
            NEIL M. HAHL, V.P. - ACCOUNTING AND TAXES
                           TERM SHEET


I.   Transition/Retention Bonus:

Provided that an Eligible Executive remains continuously employed by The Penn Central Corporation ("PCC") or a PCC subsidiary company or a successor to PCC or a PCC subsidiary company until March 31, 1988, or, if earlier, his involuntary termination of employment, other than for Cause ("Involuntary Termination"), he will be paid a lump sum "Transition/Retention Bonus" (less appropriate payroll deductions) on April 1, 1988 (or upon any such earlier Involuntary Termination) equal to his "Annual Cash Compensation" times the applicable multiple specified in Section V below. The Retention Bonus shall not be considered an offset against, or taken into account in determining, any other amount to which he might otherwise be entitled under PCC's plans and programs, including his Annual Incentive Compensation ("AIC") Plan award for 1987.

Annual Cash Compensation is defined for purposes of the Transition/Retention Bonus as an Eligible Executive's annual base salary at March 31, 1987 plus his AIC Plan annual target bonus opportunity as of that date. The term AIC Plan as used in this term sheet, includes any successor plan in which the Eligible Executive participates which provides the Eligible Executive with annual cash bonus opportunities at least equal to those provided by the AIC Plan.

II.  Severance Arrangement:

Upon the Involuntary Termination or an Eligible Executive, he will be paid a lump sum "Severance Payment", less required payroll deductions, equal to his Annual Cash Compensation times the applicable multiple specified in Section V below. The Severance Payment shall be in addition to any Transition/Retention Bonus to which an Eligible Executive may be entitled and, in addition, shall not be considered an offset against, or taken into account in determining, any other amount to which an Eligible Executive might otherwise be entitled, including any earned but unpaid awards under the AIC Plan.

Annual Cash Compensation for purposes of the Severance Payment is defined as an Eligible Executive's then current annual base salary plus his then current AIC Plan annual target bonus opportunity.

The Severance Arrangement will remain in effect as long as the Eligible Executive is employed by PCC or one of its subsidiaries, but not after he reaches age 65.

III. Definitions of Involuntary Termination and Cause:

Involuntary Termination for purposes of the Transition/Retention
Bonus and the Severance Arrangement includes voluntary termination as a result of (1) the Eligible Executive being required to relocate outside the New York metropolitan area without his consent, or (2) a reduction in the Eligible
Executive's annual base salary or AIC annual target bonus opportunity

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immediately prior to such reduction), other than such a reduction which occurs after March 31, 1988, and is related primarily to the economic performance or prospects of PCC and is not applied to such Eligible Executive in a discriminatory manner.

"Cause" as used in this Term Sheet means the willful engaging by the Eligible Executive in conduct that is materially injurious to PCC.

IV.  Stock Options, Retirement and Savings, Vacation and Group
Insured Benefit Programs:

Upon an Eligible Executive's Involuntary Termination, he will become fully vested in his PCC employee stock options and in his accrued benefit in any savings and retirement plans, including Benefit Equalization Plans and other supplemental plans or arrangements, in which he participates, and each of his PCC employee stock options will become fully exercisable for a period ending the earlier of (i) two years after the date of such Involuntary Termination or (ii) ten years after the date of grant of such options. Additionally, he will be paid a lump sum amount equal to his unused vacation pay entitlement, less required payroll deductions. Moreover, participation in all of the group benefit plans provided by PCC, a PCC subsidiary or a successor, as the case may be, prior to such Involuntary Termination, including medical, dental, life, disability and other insured benefits ( or their equivalents) and his ten current special benefits, including use of a company-provided automobile will be continued, at no cost to him, for a one year period of until he obtains comparable benefits with another employer, whichever occurs first.

Upon termination of his group medical and dental coverage, a described above, the Eligible Executive will be entitled to such contributory medical, dental or other insurance coverage as required by law. Additionally, he will be eligible within 31 days after termination of his life and/or medical insurance coverage (including any contributory extended coverage required by law) to convert such coverages to individuals policies.

V.   Eligible Executives:

                                               Multiple
     Name             Title                    Transition/
                                           Retention Severance
     N. M. Hahl     VP - Acctg & Taxes       1.0       1.0


VI.  Death or Disability:

If an Eligible Executive's employment should terminate prior to March 31, 1988 due to his death or disability, he (or his legal representatives) shall be paid a pro-rata portion of his Transition/Retention Bonus opportunity based on the portion of the 12 months ending March 31, 1988 that he was continuously employed by PCC or one of its subsidiaries.



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VII. PCC Obligation:

The Transition/Retention Bonus and Severance Arrangements described herein will be legal obligations of and binding upon PCC and its successors and assigns.


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